Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2018 FINANCIAL RESULTS

Company posts 50th consecutive quarter of improved revenues and earnings

ATLANTA, GEORGIA, October 24, 2018: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported unaudited financial results for its third quarter and nine months ended September 30, 2018.

The Company recorded third quarter revenues of $487.7 million, an increase of 8.3% over the prior year’s third quarter revenue of $450.4 million. Rollins’ net income increased 29.6% to $66.6 million or $0.31 per diluted share for the third quarter ended September 30, 2018, compared to $51.4 million or $0.24 per diluted share for the same period in 2017.

Rollins’ revenues rose 9.3% for the first nine months of 2018 to $1.377 billion compared to $1.259 billion for the prior year. Net income for the first nine months of 2018 was $180.7 million or $0.83 per diluted share, an increase of 24.3%, or $0.16 per diluted share compared to $145.4 million or $0.67 per diluted share for the same period last year.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We are pleased to have completed our 50th consecutive quarter of improved revenue and earnings. The weather in some of the eastern U.S. was very challenging; however, our people took extreme measures to provide services to most of those customers impacted. We are so proud of our team and their willingness to go the extra mile.

On August 10, we celebrated our company's 50th year on the New York Stock Exchange. This was an especially historic occasion since our Chairman, R. Randall Rollins, and Lead Director, Henry B. Tippie were on hand at the initial listing, and for this anniversary. I want to thank them, our employees and shareholders for their support and contribution to our success during those past 50 years.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)

At September 30, (unaudited)	2018	2017
ASSETS
Cash and cash equivalents	$118,652	$113,396
Trade accounts receivables, net	122,375	110,325
Financed receivables, net	20,384	17,208
Materials and supplies	16,093	15,380
Other current assets	25,576	26,617
Total Current Assets	303,080	282,926
Equipment and property, net	136,857	132,865
Goodwill	365,480	372,924
Customer contracts	185,477	141,385
Trademarks & Tradenames	53,850	35,196
Other intangible assets, net	11,587	10,777
Financed receivables, long-term, net	26,882	18,995
Deferred income taxes, net	5,863	32,491
Prepaid pension	19,522	—
Other assets	20,975	18,968
Total Assets	$1,129,573	$1,046,527
LIABILITIES
Accounts payable	$29,991	$36,195
Accrued insurance, current	27,722	27,830
Accrued compensation and related liabilities	73,829	75,087
Unearned revenue	123,916	118,950
Other current liabilities	53,923	50,724
Total Current Liabilities	309,381	308,786
Accrued insurance, less current portion	33,883	34,014
Accrued pension	58	1,759
Long-term accrued liabilities	51,493	51,529
Total Liabilities	394,815	396,088
STOCKHOLDERS’ EQUITY
Common stock	218,212	217,975
Retained earnings and other equity	516,546	432,464
Total stockholders’ equity	734,758	650,439
Total Liabilities and Stockholders’ Equity	$1,129,573	$1,046,527

ROLLINS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUES
Customer services	$487,739	$450,442	$1,376,942	$1,259,244
COSTS AND EXPENSES
Cost of services provided	236,287	218,781	673,202	612,424
Depreciation and amortization	16,867	14,313	50,149	41,630
Sales, general and administrative	145,072	134,932	414,938	379,753
Gain on sale of assets, net	(314)	(66)	(678)	(179)
Interest expense / (income), net	(63)	(79)	70	(342)
	397,849	367,881	1,137,681	1,033,286
INCOME BEFORE INCOME TAXES	89,890	82,561	239,261	225,958
PROVISION FOR INCOME TAXES	23,262	31,131	58,566	80,569
NET INCOME	$66,628	$51,430	$180,695	$145,389
NET INCOME PER SHARE - BASIC AND DILUTED	$0.31	$0.24	$0.83	$0.67
Weighted average shares outstanding - basic and diluted	218,214	217,988	218,188	217,987

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter 2018 results on

Wednesday, October 24, 2018 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 855-719-5012 domestic;

334-323-0522 international
at least 5 minutes before start time.

REPLAY: available through October 31, 2018

Please dial 888-203-1112/719-457-0820, Passcode 2143746

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com